UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC

(Name of Registrant as Specified in its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 17, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, distributed the following articles from the Philadelphia Business Journal and American Banker:

BATTLE FOR THE REPUBLIC:

With attacks coming from all sides, is this checkmate for CEO Vernon Hill?

By Jeff Blumenthal – Reporter

Philadelphia Business Journal

Mar 16, 2022

True proxy wars are rare at banks. Disputes with dissident shareholders are usually settled with a bit of compromise from both sides.

That’s what makes the case of Philadelphia’s Republic First Bancorp so unique.

Republic First chairman and CEO Vernon Hill and friend-turned-foe George Norcross — not to mention new age, aggressive activist shareholder Abbott Cooper — have a history of fighting to the bitter end before giving ground to their business adversaries.

Hill and Norcross, perhaps South Jersey’s two most powerful businessmen, are locking horns with the future of the $5.6 billion-asset bank hanging in the balance. Cooper put up his own slate of candidates to oppose Hill and two allied board members at the company’s yet-to-be-scheduled annual meeting later this spring. And Harry Madonna, the bank’s founder, is now leading half of the company’s eight board members in opposing Hill.

One major difference between the Republic First situation and most other activist investor-fueled proxy fights is the significant reputation and personality of Hill, whom one industry source described as “not someone you want to pick a fight with.”

Despite that tough reputation, Hill now finds himself under attack by factions both inside and outside of the bank.

Things came to a head in October when Republic First talked about raising capital to fuel more growth, which was opposed by Cooper, founder of New York-based Driver Management Co., who complained about the bank’s relatively low earnings per share and stock price compared to its peers.

Norcross, who previously sat on the board of Hill-founded Commerce Bancorp and ran its insurance brokerage until Hill stepped down as chairman and CEO in 2007, joined the fray on Jan. 31 after he and former TD Bank CEO Greg Braca formed their own activist investor group. They ultimately bought up almost 10% of the bank’s stock and proposed a plan to acquire a majority stake and have Braca replace Hill as CEO.

Earlier this month, Madonna’s employment contract with the bank was not renewed, and he and three other board members came out against Hill. The directors expressed opposition to what they said were proposed steps designed to entrench Hill as chairman and CEO, accusations the Norcross-Braca group immediately seized upon by filing a lawsuit against the bank and Hill seeking to prevent any such action.

Representatives for Republic First, Norcross and Madonna have each said they are limiting public comments about the pending proxy battle to regulatory filings and press releases.

With all three groups working to outflank him, Hill faces a serious threat.

Setting the stage

Madonna, a lawyer by trade, formed Republic First (NASDAQ: FRBK) in 1988. The bank struggled from day one, going through several CEOs with Madonna serving as chairman, according to Ted Peters, who was CEO of Bryn Mawr Bank Corp. from 2001 to 2014 when it was a competitor of Republic First.

“He was always the power behind the throne,” Peters said of Madonna. “And when Vernon came in, Harry got pushed out. Vernon was supposed to be an investor and an advisor but he was really running things. He’s largely been running the bank for more than a decade.”

After Republic First sputtered for almost two decades with a focus on commercial banking, Madonna turned to Hill, the man responsible for revolutionizing retail banking in the 1980s and 1990s as founder, chairman and CEO of Commerce Bancorp. Hill resigned from Commerce in June 2007 after months of pressure from federal regulators who were investigating his real estate dealings. He joined Republic First as a financial and strategic advisor in 2008.

Republic First tried to merge with another institution in which Hill served as an advisor — Harrisburg-based Metro Bank (formerly a Commerce offshoot) — but that deal was called off when regulators did not approve it in a timely fashion.

Hill initially stayed largely in the background at Republic First while focusing on launching a version of Metro Bank in the United Kingdom. Hill replaced Madonna as chairman in 2016 and then as CEO in 2021 after the Metro U.K. venture took a turn for the worse and he stepped down as chairman of that institution.

Since Hill arrived, Republic has grown from $700 million in assets to $5.6 billion and increased its number of retail branches from eight to 33. In the process, Republic adopted many of Commerce’s retail-friendly strategies such as free checking, coin-counting machines, pet treats, and longer hours. But some investors have complained that the bank’s fast-growth strategy cut into its stock and financial performance.

Peters, now CEO of Wayne-based Community Financial Institutions Fund, a $75 million hedge fund that has backed more than 15 community banks, said his firm had invested in Republic First but divested after the bank announced plans last year to raise more capital, which he saw as dilutive to the stock price. He said Republic First needs to “stop growing and make money.”

“They probably need to slow the growth, rationalize the branch system,” he said. “With community banks, you want to focus on closely held business loans — loans from $500,000 to $5 million or $6 million, $10 million at the most — and then do more value added with private banking or consumer banking. That’s really the model now in any kind of suburban or urban area that’s going to work. Trying to be a mass consumer bank like Commerce or now Republic, that ain’t going to fly. There’s too many fintechs out there. People they are trying to attract are not even going into branches anymore. They’re just sitting at home doing it on their computer screen.”

Playing to a draw

Peters said it would make sense for all four factions vying to dictate the direction of Republic First — three of which appear to be lined up against Hill — to reach some sort of compromise where Norcross and Cooper’s groups get board seats and the bank makes some strategic changes that could put it in a better position to sell the company and make a good return for investors.

But the aggressive nature of the parties involved could complicate that idea.

“The last thing Vernon wants to do is get kicked out,” Peters said. “So I would not be surprised to see some sort of deal worked out, but both Hill and Norcross are known for fighting.”

Hill fought his removal at Commerce until the end. He was also an investor in the Saladworks restaurant chain and engaged founder John Scardapane in a three-year legal battle over $11 million he said he was owed. The company ultimately filed for Chapter 11 bankruptcy protection and was sold in 2015 to Centre Lane Partners.

In 2019, Hill confidentially settled a lawsuit with the founders of pet health insurance company PetPlan ahead of its sale to private equity firm Warburg Pincus. Hill was an investor and chairman of the board but was sued by company founders Natasha and Christopher Ashton, who alleged Hill made frequent sexist remarks and forced the couple out of their jobs as co-CEOs without cause in 2018. Hill’s lawyers described the sexism allegations as “impertinent and scandalous.”

Norcross also doesn’t shy away from a fight. A few years after becoming a part-owner of the Philadelphia Inquirer in 2012, he became involved in a struggle for control of the company. In 2014, he and colleague Joseph Buckelew and real estate executive William Hankowsky were outbid at auction by the late Lewis Katz and H.F. Gerry Lenfest after a lengthy, bitter squabble.

In 2018 and 2019, Norcross locked horns with New Jersey Gov. Phil Murphy in a battle over economic development incentives deployed in Camden in recent years under the Grow New Jersey program. After Murphy blocked legislation to renew the incentive program, Norcross unsuccessfully sued the state in an attempt to stop a highly critical report on the program from becoming public.

Both sides have deep pockets and have retained top-flight, high-priced New York law firms and respected investment banks – Keefe Bruyette & Woods by Republic First and Raymond James by the Norcross-Braca group.

“So they are both going to hang in there,” Peters said. “No one is bluffing in this thing.”

Peters said Cooper and Norcross would both most likely want to sell the bank after a period of about 18 months or so, during which they would pare down expenses to make it more attractive to potential buyers.

One investment banker, who asked not to be identified, believes bringing in Keefe Bruyette & Woods is a sign that Hill might be willing to negotiate a sale of the company. Hiring an investment banking firm shows the outside world that Republic First is performing its fiduciary duty, but the investment banker said it also gives outsiders someone to call about a potential merger or acquisition.

The endgame

If Hill and the activist investors cannot get on the same page, a proxy battle could be inevitable.

Perhaps no one knows more about battling bank executives and boards than Lawrence Seidman, one of the most experienced activist investors in the banking sector. His Parsippany, New Jersey-based Seidman & Associates has been involved in more than 30 proxy fights with banks as an activist investor and has challenged even more. Seidman does not own any stock in Republic First, but he said Cooper and Norcross are right to question the bank’s “poor performance.”

Some industry insiders say that Cooper’s approach is much more aggressive than veteran activist investors like Seidman. Cooper essentially skipped the pleasantries and went right to a proxy fight at Republic First – much like he did previously at Downingtown’s DNB Financial Corp., forcing a sale of that bank in 2019 to S&T Bancorp.

Seidman traditionally shows more patience, pushing for course corrections at Abington Bancorp, Fox Chase Bancorp and Yardville National Bancorp before each was sold. In many cases, he engages with banks like Prudential Bancorp and Malvern Bancorp but often settles his issues by taking a seat on the board or acting as a consultant.

“Abbott sees a problem and tries to do something about it,” Seidman said. “He might move a little quicker but it’s not really that different.”

Seidman said disputes between activist investors and banks rarely reach proxy battle status because “most people are reasonable and make a business decision. They realize that it is unnecessary to spent hundreds of thousands of dollars to fight these things out.”

When they do reach the proxy stage at an annual meeting, the key is both sides convincing institutional investors like Vanguard Group, BlackRock and Dimensional Fund Advisors that their side is the right one. Sometimes that’s easier said than done.

“It’s very rare that a company like that will get on the phone with a dissident shareholder,” Seidman said. “I think I spoke to Dimensional once. But these companies have a lot of intelligent people who make those evaluations, and I don’t ever recall any of them actually attending the meetings.”

By the time the annual meeting starts, Seidman said both sides know how the institutional investors are going to vote and therefore know if they have won or lost the proxy battle.

The anonymous investment banker interviewed for this story said the combination of Norcross and Cooper’s stock holdings and their potential influence on major institutional shareholders of Republic First such as BlackRock, Vanguard Group, Wellington Management Co., M3F and Dimensional Fund Advisors could prove to be too much for Hill’s team to fend off. The investment banker said institutional investors don’t usually get involved publicly but if they are convinced that the investment is not a good one and can become better with a strategy change, they will back an activist investor in a proxy battle.

Norcross got involved in the process too late to nominate his own candidates to Republic First’s board, so he has backed Driver’s slate — though both Norcross and Driver say they are not communicating, let alone working together.

Peters said in the end, institutional investors just want to make money.

“They probably see this as a bank that’s not going to be around for very long, so they would probably vote for the dissident board,” Peters said. “Now, on the other hand, Vanguard shares are held in index funds. And when you go to Vanguard or someone like that, the voting is not done by the portfolio managers. The voting is done by a governance board. The portfolio managers would all vote for the dissidents because the dissidents would sell the bank. BlackRock would be good with the dissidents. But Vanguard, because they are a mutual fund company, is less clear because they have different people who vote.”

With perhaps South Jersey’s two most powerful businessmen engaged in a feud that has their well-earned reputations at stake, the unpredictability of Hill and Norcross clouds the crystal balls of industry insiders that try to predict an outcome. Mix in some prominent dissident board members and a new generation activist investor in Cooper and it becomes even murkier. This much is certain though: However and whenever this four-ring battle royal is resolved, the impact will be felt by its participants and this region for years to come.

https://www.bizjournals.com/philadelphia/news/2022/03/16/whats-next-in-the-proxy-battle-at-republic-first.html? utm_source=st&utm_medium=en&utm_campaign=EC&utm_content=pl&ana=e_pl_EC&j=27045674&senddate= 2022-03-16 [bizjournals.com]

Activist groups upping pressure on Republic First in Philadelphia

By John Reosti

March 16, 2022, 5:00 p.m. EDT

March has been a cruel month for Republic First Bancorp in Philadelphia.

Over the past two weeks, the $5.6 billion-asset company has grappled with a nasty split on its board of directors, a burgeoning proxy fight and a lawsuit. Now, a group of activist investors is seeking to buy the company out from under its current management team, led by retail banking wizard Vernon Hill.

The activists, led by insurance executive George Norcross and veteran banker Greg Braca, say they are willing to invest up to $156 million to boost operations and acquire a majority stake in Republic First. As part of that pledge, on Monday they offered to inject $50 million via purchase of preferred stock, then purchase common shares in a second-step transaction until it holds a majority.

The Norcross-Braca group, which currently owns a 9.6% stake in Republic First, has made Hill’s resignation a condition of the deal proceeding. It intends to replace him with Braca.

In a response filed Tuesday with the Securities and Exchange Commission, Republic First’s board stated it would review the offer with its advisors. Chief Financial Officer Frank Cavallaro did not return a reporter’s call.

A Norcross-Braca spokesman declined to comment beyond the press release the group issued Monday.

The offer, which expires March 21, is the latest salvo in the Republic First management team’s increasingly bitter battles with two separate activist investor groups, Norcross-Braca and a second one spearheaded by Abbott Cooper, managing member at New York-based Driver Management.

Last week, four Republic First directors, including Harry Madonna, the company’s founder and its former chairman and CEO, issued a press release accusing Hill and his allies on the board of seeking to implement employment agreements that would provide the company’s senior management team with substantial severance payments should Hill be voted off the board or cease serving as CEO.

The group, calling themselves concerned directors, alleged also that Republic First was seeking to hire a firm connected to Hill’s wife to provide architectural and interior design services.

On March 2, five days before the directors’ press release was made public, Republic First indicated it would not renew Madonna’s employment contract when it expires next year, In addition to his position as director, Madonna currently serves as Republic First’s president and chairman emeritus.

The imbroglio with Madonna and the other concerned directors prompted the Norcross-Braca group to sue Republic First, Hill and three other directors in the Philadelphia Court of Common Pleas on March 9, claiming their alleged attempts to modify management’s employment agreements serves to entrench Hill and disenfranchise Republic First shareholders.

The case is still active.

Independent from the Norcross-Braca group, Driver Management is seeking to elect three directors, including Peter Barthalow, former CFO at Dallas-based Texas Capital Bancshares. It’s seeking to prompt Republic First to examine strategic options, including a possible sale or a shift in its business model. Driver filed a report with the SEC March 8 urging shareholders to support its slate.

Hill served as an investor and consultant to Republic First for several years before he joined the company as chairman in December 2016, arriving just as Republic First completed a $100 million capital raise. Hill was appointed CEO in February 2021, replacing Madonna.

Under Hill’s leadership, Republic First, has emphasized retail branches and deposit gathering, similar to the strategy Hill used to build Cherry Hill, New Jersey-based Commerce Bancorp into a retail banking powerhouse in the 1990s and early 2000s, before its 2008 sale to TD Bank. Since 2008, Republic First’s branch count has increased from eight to 32. Deposits have grown from $860.3 million to $5.3 billion at year-end 2021, good for a 15% combined annual growth rate.

Despite those results, both the Norcross-Braca and Driver Management groups have criticized Hill, claiming his retail-oriented strategy has failed to translate into shareholder value. In a March 8 filing with the SEC, Driver claimed Republic First’s total shareholder return since Hill became chairman has been a negative 30.47%.

For his part, Hill has noted that Republic First’s fourth-quarter earnings of $6.1 million were up 49% year over year and he has pointed to continued momentum in 2022.

https://www.americanbanker.com/news/activist-groups-upping-pressure-on-republic-first-in-philadelphia [americanbanker.com]

NOTE REGARDING ARTICLES:

These articles are being sent to you on behalf of George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust and Susan D. Hudson, Geoffrey B. Hudson, Rose M. Guida and Philip A. Norcross, each in their capacities as co-trustees thereof (collectively, the “Group”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined above and below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) at the upcoming 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov] [sec.gov [sec.gov]].